EXHIBIT 99.1

      IVAX CALLS FOR REDEMPTION OF REMAINING CONVERTIBLE SUBORDINATED NOTES

         MIAMI - February 9, 2000 -- IVAX Corporation (AMEX:IVX) today announced that it has notified the holders of its 6 1/2% Convertible Subordinated Notes due November 15, 2001 that IVAX will redeem the notes on March 10, 2000 (the redemption date).

         The 6 1/2% notes may be converted into shares of IVAX common stock at a conversion price of $31.75 per share, which will be adjusted to $21.167 per share as of the close of business of February 22, 2000 due to the 3-for-2 stock split to be effected on that date. The common stock to be issued on conversion of the notes will be registered and will possess all the voting privileges of IVAX common stock outstanding.

         The redemption price will be 100% of the principal amount, plus accrued interest for the period up to the redemption date. Any notes not converted on or before March 3, 2000 will be redeemed automatically on the redemption date, after which interest will cease to accrue. After the completion of the redemption IVAX will no longer have convertible debt, resulting in annual savings of $3.0 million.

         At the close of business on February 8, 2000, the company had outstanding 6 1/2% notes in the aggregate principal amount of $43,661,000, having previously repurchased $66,684,000 in aggregate principal amount of the notes. A Notice of Redemption has been delivered to registered noteholders.

         IVAX Corporation, headquartered in Miami, Florida, is a holding company with subsidiaries engaged in the research, development, manufacture, and marketing of branded and generic pharmaceuticals and veterinary and diagnostic products in the U.S. and international markets.

CONTACT:

Sara L. Wilkins
Director, Investor Relations and Corporate Communications
305-575-6043
sara_wilkins@ivax.com